EXHIBIT 10.1



June 15, 2009



Redgie Green
Sun River Energy, Inc.
7609 Ralston Road
Arvada, CO 80002

Re:      Letter of Intent for Financing

Dear Mr. Green:

This Letter of Intent ("Agreement") is to inform you that Europa Securities LLC ("Europa"), the "Placement Agent," is pleased to conditionally offer a Private Placement of Class A Preferred Convertible in the amount of $6,000,000 in two traunches:

        a)     $1,000,000 as Bridge Funding, and
        b) $6,000,000 as a capital fund for acquisition, development and exploration activities.

To funds will be used for a) oil and gas acquisitions; b) exploration assessment costs; c) completion costs; and d) operating capital "Funding." This funding is subject to satisfactory due diligence, mutual execution of terms and underwriting agreements and/or Placement Agent Agreements. This letter supersedes all prior correspondence, commitments, and oral and other communications relating to financing arrangements between Issuer, Europa, and their agents.

Issuer:           Sun River Energy, Inc.

Placement Agent and Selected Dealers: Europa Securities, LLC., its affiliates, successors, or assigns.

Use of Proceeds: Proceeds of the Funding outlined herein will be used for development of production operations, SG&A expenditures, acquisition of producing assets, exploration expenses, seismic and data acquisition and general working capital purposes. The funds will be distributed in a single closing to Issuer and as specified in the subsequent Mutually Executed Final Term Sheet.

Anticipated Closing Date: Closing can commence after satisfactory completion of Europa's extensive due diligence and execution of the Final Agreement.

Funding Amount: Seven Million United States Dollars ($7,000,000) (in two traunches, $1,000,000 initially and $6,000,000 90 days thereafter.) Borrower is advised that Europa shall raise the contemplated financing herein from its investors and other Broker/Dealer participants and financing sources and will be conditioned upon receiving satisfactory commitments from syndication participants.

Security Being Offered: Class A Preferred, 8% cumulative dividend convertible to common stock further terms to be specified later. The Class A will be registered prior to funding the second traunche.

Placement Agent Fees: Europa's compensation hereunder shall be governed by the Investment Banking Agreement in force between Issuer and Europa.

Preferred Dividend: Eight percent (8%) cumulative per annum.

Expenses: Upon Funding, Issuer shall be required to cover the costs of due diligence, legal fees, and processing fees for this transaction. At the Funding Closing, Client and/or Borrower will be responsible for payment of the Investor's reasonable expenses and travel expense in connection with the transaction up to a maximum of $25,000. Additional fees may be due as agreed upon or upon Funding.

Law: This Letter and the proposed Funding are intended to be governed by and constructed in accordance with Florida Statutes and laws without regard to its conflict of law provisions. This transaction is not intended to be nor shall be interpreted as an offering or solicitation to purchase a security as defined by the U.S. Securities Act of 1933/1934 or as amended by law, any state law, or the law of any other nation.

In the event of a dispute arising from the contemplated transaction between the parties that cannot be amicably resolved between the parties through reasonable diligent prior effort, the parties agree to binding arbitration, under the rules of the American Arbitration Association, with the final hearing to occur in Miami, Florida. Any award will be limited to actual consideration paid, provided, or due to the prevailing party.

Not Binding: This Letter is an expression of interest by Europa to formally pursue the financing as proposed herein, notwithstanding the use of terms such as "shall" and "must" or other similar terms herein. The only binding terms of this Letter include this paragraph and the confidentiality and arbitration provisions. This Letter is not to be construed in any manner as a commitment to fund. Issuance of a commitment and subsequent funding is contingent upon completed due diligence as outlined above. Any fees paid herein or hereunder are nonrefundable.

Indemnity: Europa and Issuer agree to hold each other harmless, including its officers, directors, and employees, against all claims, damages, liabilities, and expenses which may be incurred by or asserted against any such person in connection with or arising out of this Letter and the transactions contemplated hereby, other than claims, damages, liability, and expense resulting from such person's gross negligence or willful misconduct.

Conditions of Acceptance: This Agreement is intended to be a summary of the most important elements of the agreement to enter into a transaction with Issuer, and it is subject to all requirements and conditions contained in the Agreement documentation proposed by Europa in the course of closing and funding described herein. Not every provision that imposes duties, obligations, burdens, or limitations on Issuer is contained herein but shall be contained in the final documentation satisfactory to Europa.

Offer Expiration: The proposed terms and conditions herein shall immediately expire if not accepted within 72 hours from the date of issuance, unless prior thereto either extended in writing by the Investor or accepted as provided below by the Issuer.

Acceptance and Commencement: For Issuer to accept this Agreement, please so indicate by signing and returning a faxed copy and an original copy of this Letter via overnight delivery to Europa. Said material will be held in the strictest of confidence and only distributed internally to Europa and its investors.

Sincerely,


/s/ John J. Calabria
--------------------------
John J. Calabria, CEO
Europa Securities, LLC.


AGREED AND ACCEPTED THIS 15th DAY OF JUNE, 2009



/s/ Redgie Green
------------------------
Redgie Green, President
Sun River Energy, Inc.